Now is an excellent time to use our grids to improve your bottom line

USPB Grid Results
Remain Strong

The average animal marketed through USPB during the four weeks ending February 25 earned a $21 per head premium and the top 75% of all USPB cattle earned nearly $30 per head. As cash live cattle prices trend towards breakevens or losses for many cattle, USPB’s grids offer members an opportunity to keep some cattle closeouts in the black.
     The table at right details all cattle marketed on the Base and Market grids as well at the top 25 percent. On the Base grid, the unusually wide Choice/Select spread continues to be the main driver of premiums. The 4-week average C/S spread was $10.75 during the week of March 4 which is double the normal spread. Yield benefit remains the primary source of premiums on the Market grid. Please call our office at 866-877-2525 if you need to lease additional delivery rights. ♦

Canadian Cattle Policy Set

Until further notice, National Beef will not process Canadian origin cattle due to current export market requirements. ♦

Did You Know...

USPB Class A and B units have averaged $157 per combined unit in a small number of non-conditional negotiated trades during fiscal year 2006. ♦

Final Week of USPB Informational Meetings Scheduled
Staff will discuss Age Verified program; cattle performance results
If you have not been able to attend any of USPB’s informational meetings this year there are still opportunities to do so during the week of March 27. USPB staff will discuss the company’s Age Verified program and how members can participate. Attendees will also learn how they can deliver a greater number of their cattle that will fit USPB’s grids.
     These meetings are open to prospective members, so if you have a neighbor who would like to learn more about U.S. Premium Beef, please invite them to attend. All meetings will start at 6:30 p.m. ♦

	Cattle Marketed Between 1/29/06-2/25/06
	(Numbers in Percent)
		Base Grid		Market Grid
		All	Top 25%	All	Top 25%
	Yield	64.07	64.68	64.42	65.11
	Prime	2.17	3.42	0.78	1.10
	Choice	61.03	69.59	50.58	57.17
	CAB	11.39	15.23	7.26	8.45
	NAB	7.22	9.54	0.82	0.30
	Black Hided	77.97	85.07	60.16	62.06
	Ungraded	2.03	0.93	2.82	1.48
	Hard Bone	1.20	0.37	0.76	0.32
	YG1	6.70	3.56	12.87	11.26
	YG2	32.98	29.02	39.74	39.45
	YG3	45.28	50.85	36.45	38.87
	YG4	13.66	15.28	9.89	9.34
	YG5	1.39	1.29	1.05	1.08
	Light Wt.	0.50	0.12	0.26	0.11
	Heavy Wt.	1.32	1.20	0.79	0.58
	QG Prem.	$18.22	$32.63	$6.08	$15.89
	Yld. Benefi t	$9.99	$25.32	$11.12	$23.64
	YG P/D	-$4.89	-$5.85	$0.44	$0.50
	OW Disc.	-$2.26	-$1.71	-$1.47	-$0.95
	AV Prem.	$0.45	$1.16	$0.06	$0.14
	S/H Prem.	$1.09	$1.77	$2.86	$2.84
	Total Prem.	$22.60	$53.32	$19.09	$42.06

   USPB INFORMATIONAL MEETING SCHEDULE

March 28----------------------El Dorado, KS----------------------Butler County Community Building
                                    2 blocks East, 1 block North of Highway 77 & Highway 54 intersection

March 29----------------------Coldwater, KS----------------------Coldwater Veterans Building
                                     2 blocks East of Highway 183 on Main Street

March 30----------------------Guymon, OK------------------------Western Townsman Inn
                                    212 Northeast Highway 54

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

U.S. Premium Beef Qualified Seedstock Supplier List

U.S. Premium Beef’s Qualified Seedstock Supplier list (QSS) is designed to assist producers who seek a genetic supplier with knowledge and experience in producing cattle for USPB’s quality-based system. U.S. Premium Beef (USPB) recognizes these breeders on the QSS list because they agree to practice the requirements established by the company. USPB has examined and confirmed QSS member production and management practices so commercial ranchers can have added assurance that these breeders offer high quality genetics designed for USPB’s integrated production system.

     Although genetics play an important role in successful grid marketing, it is not a guarantee. Even cattle with the best genetics must have superior management and environment to achieve superior results. USPB’s Qualified Custom Feedlot list is also available on the USPB website. These custom feeders offer USPB delivery rights for lease and have the experience you need to maximize your cattle’s genetic potential.

State	Seedstock Supplier	City	Contact	Phone
IA	Heartland Cattle Co.	New Hampton	Tom Lynch	641-394-5710
KS	Bar Arrow Cattle Co.	Phillipsburg	Stuart Jarvis	785-543-5177
KS	Chair Rock Registered	Greeley	William & Carr Kline	913-722-6100
	Angus and Cattle Co			913-645-3558
KS	Cow Camp, Inc.	Ramona	Mark Brunner	785-965-2228
KS	Dalebanks Angus, Inc.	Eureka	Tom & Carolyn Perrier	620-583-6956
KS	Downey Ranch, Inc.	Wamego	Barbara Downey	785-456-8160
KS	Fink Beef Genetics	Manhattan	Galen & Lori Fink	785-776-9385
KS	Gardiner Angus Ranch	Ashland	Mark Gardiner	620-635-2932
KS	Harms Plainview Ranch	Lincolnville	Mark & Kim Harms	620-924-5544
KS	Kniebel Farms & Cattle Co.	White City	Kevin & Mary Ann Kniebel	785-349-2821
KS	Larson Angus Ranch	Sharon Springs	Dan Larson	785-891-3748
KS	Lyons Ranch	Manhattan	Jan Lyons	785-537-7226
KS	McCurry Angus	Sedgwick	Greg McCurry	316-667-2311
KS	Molitor Angus Ranch	Zenda	Michael Molitor	620-243-6335
KS	Oleen Brothers	Dwight	Jan Oleen	785-482-3229
KS	Pelton Simmental/Red Angus	Burdett	Lynn Pelton	620-525-6632
KS	Spring Valley, LTD	Agra	Lynn Ferguson	785-638-2857
MO	Birk Genetics	Jackson	Kelvin Birk	573-243-5898
MO	Briarwood Farms	Butler	Curtis Long	660-679-3459
NE	Rishel Angus	North Platte	Bill & Barb Rishel	308-534-5305
NE	Trumbull Genetics	Tryon	Rick Trumbull	308-587-2460
SD	Blair Brothers Angus	Sturgis	Rich Blair	605-347-4626

ADDRESS SERVICE REQUESTED U.S. Premium Beef, LLC P.O. Box 20103 Kansas City, MO 64195